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Exhibit 5.1

[Morrison & Foerster LLP Letterhead]

September 9, 2003

Digimarc Corporation
19801 S.W. 72nd Avenue, Suite 250
Tualatin, Oregon 97062

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 of Digimarc Corporation, a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 2,053,893 shares (the "Shares") of the Company's common stock, $0.001 par value per share ("Common Stock"), issued to certain selling security holders named in the Registration Statement (the "Security Holders") or issuable to such Security Holders pursuant to the exercise of certain warrants to purchase shares of Common Stock (the "Warrants").

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Shares. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the shares of Common Stock pursuant to the Warrants, the Company will receive consideration in an amount not less than the aggregate exercise price per share of the shares of Common Stock covered by each such Warrant.

        We are of the opinion that the Shares, to the extent already issued by the Company, have been, or when issued by the Company in accordance with the terms of the Warrants, will be, duly authorized and legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,
/s/ Morrison & Foerster LLP

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Exhibit 5.1